Exhibit 99.1

TopBuild to Acquire American Building Systems

Residential Insulation and Distribution

$144 Million Annual Revenue

Expands Presence on East Coast

DAYTONA BEACH, Fla. – March 1, 2021 — TopBuild Corp. (NYSE:BLD) a leading installer and distributor of insulation and building material products in the United States, has entered into an agreement to acquire all of the assets and business of the American Building Systems Group of Companies (“ABS”).

ABS, a residential insulation and distribution business founded in 1982, has 34 branches that primarily services the eastern United States.  Major operations exist in Georgia, Virginia, the Carolinas, Florida, Massachusetts and New Jersey.  Approximately 94% of ABS’ $144 million of annual revenue is from installation of insulation and other building products, with the remaining 6% from distribution.

Robert Buck, President and CEO of TopBuild, noted, “This is a great opportunity for TopBuild to enhance its presence in many high growth markets.  ABS will bring a strong customer base, experienced sales force and 500 highly trained installers to our operations. Wayne Sullivan, ABS’ current owner, has done a great job building the business and developing a talented team. This will be a great addition to our TopBuild family of companies.”

The transaction, which has been approved by TopBuild’s Board of Directors, is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The Company expects the transaction to close early in the second quarter of 2021.

About TopBuild

TopBuild Corp., a Fortune 1000 Company headquartered in Daytona Beach, Florida, is a leading installer and distributor of insulation and building material products to the U.S. construction industry. We provide insulation and building material services nationwide through TruTeam®, which has close to 200 branches, and through Service Partners® which distributes insulation and building material products from over 75 branches.  We leverage our national footprint to gain economies of scale while capitalizing on our local presence to forge strong relationships with our customers.  To learn more about TopBuild please visit our website at www.topbuild.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  Factors or events that we cannot predict, including those described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801